Exhibit 10.2

Summary of Changes to Compensation Package for Dion Persson

On July 6, 2021, Terminix Global Holdings, Inc. (“Terminix” or the “Company”) announced that Dion Persson would no longer serve as Interim General Counsel and Corporate Secretary and would no longer be designated as an executive officer or Section 16 officer of Terminix for SEC purposes. Mr. Persson continues to remain with the Company as Senior Vice President, Special Projects. In this capacity, effective as of July 6, 2021, Mr. Persson’s salary was reduced from $450,000 per year to $250,000 per year and he continues to be eligible for short-term incentive payments and vesting of his outstanding equity awards as scheduled while he remains with the Company.